UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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
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                                                                    OMB APPROVAL
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                                                           OMB Number:          3235-0145
                                   SCHEDULE 13G/A          Expires:       August 31, 1999
                                                           Estimated average burden
                                                           hours per response........14.9
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                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                             Network Solutions, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    64121Q102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 12, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /      Rule 13d-1(b)
/ /      Rule 13d-1(c)
/X/      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  64121Q102                    13G/A                  Page 2 of 4 Pages
          -----------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     Science Applications International Corporation, 95-3630868

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     Not Applicable.                                                   (a)  / /
                                                                       (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    At February 12, 1999:   7,425,000 shares of Class B Common
                                            Stock convertible into 7,425,000
                                            shares Class A Common Stock
             -------------------------------------------------------------------
 NUMBER OF     6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        -0-
  OWNED BY
    EACH     -------------------------------------------------------------------
 REPORTING
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    At February 12, 1999:   7,425,000 shares of Class B Common
                                            Stock convertible into 7,425,000
                                            shares Class A Common Stock
             -------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    7,425,000 shares of Class B Common Stock convertible into
    7,425,000 shares Class A Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    44.8% of Class A Common Stock
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON


    CO
--------------------------------------------------------------------------------

CUSIP No.  64121Q102                     13G/A                Page 3 of 4 Pages
          -----------


ITEM 4.   Ownership
-------   ---------

          (a) Amount Beneficially Owned: 7,425,000 SHARES OF CLASS B COMMON STOCK CONVERTIBLE INTO 7,425,000 SHARES OF CLASS A COMMON STOCK

          (b)       Percent of Class:      44.8% OF CLASS A COMMON STOCK

          (c)       Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote 7,425,000 SHARES OF CLASS B COMMON STOCK
                    CONVERTIBLE INTO 7,425,000 SHARES OF CLASS A COMMON
                    STOCK

                    (ii)     shared power to vote or to direct the vote
                             -0-

                    (iii) sole power to dispose or to direct the disposition of 7,425,000 SHARES OF CLASS B
                    COMMON STOCK CONVERTIBLE INTO 7,425,000 SHARES OF CLASS A COMMON STOCK

                    (iv)     shared power to dispose or to direct the
                    disposition of         -0-

CUSIP No.  64121Q102                      13G/A                Page 4 of 4 Pages
          -----------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 MARCH 12, 1999
            --------------------------------------------------------
                                      Date


            SCIENCE APPLICATIONS INTERNATIONAL CORPORATION


            By:           /s/  Douglas E. Scott
               -----------------------------------------------------
                                    Signature


            Douglas E. Scott/Senior Vice President & General Counsel
            --------------------------------------------------------
                                   Name/Title